Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexPoint Real Estate Finance, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8, related to the 2020 Long Term Incentive Plan, of NexPoint Real Estate Finance, Inc. (“the Company”) of our report dated January 17, 2020, with respect to the balance sheet as of December 31, 2019, and the related notes, which report appears in the prospectus filed by the Registrant with the SEC pursuant to Rule 424(b)(1) under the Securities Act, dated February 6, 2020, relating to the registration statement on Form S-11 originally filed on December 24, 2019, as amended (No. 333-235698).

/s/ KPMG LLP

Dallas, Texas

May 7, 2020